Exhibit 99.2

Clarim Acquisition Corp. Announces Closing of $287,500,000 Initial Public Offering

NEW YORK, (PR NEWSWIRE) -- Clarim Acquisition Corp. (the “Company”) announced today that it closed its initial public offering of 28,750,000 units at $10.00 per unit, including 3,750,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $287,500,000. The units are listed on The Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “CLRMU” on January 29, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “CLRM” and “CLRMW,” respectively.

Clarim Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search primarily within the consumer-facing e-commerce sector. The Company is led by James F. McCann, Chairman and Chief Executive Officer.

Jefferies LLC and BTIG, LLC acted as the book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com and from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on January 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Andy Whitehouse

Copperfield Advisory

Andyw@copperfield.nyc